Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 31, 2016, relating to the consolidated financial statements and financial statement schedule of Commercial Metals Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph relating to the change in accounting method for valuing the Company’s U.S. inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling, and Americas Fabrication segments and to the specific identification method for its steel trading division headquartered in the U.S. in its International Marketing and Distribution segment), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended August 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 26, 2017